Exhibit 99

For Immediate Release

National Patent Development Corporation Reports First Quarter Operating Results

NEW YORK, May 15, 2009--National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News) today reported a net loss of $(716,000), or $(0.04) per basic and diluted share, for the three months ended March 31, 2009, compared to a net loss of $(1,377,000) or $(0.08) per basic share, for the three months ended March 31, 2008.

The results for the three months ended March 31, 2008 include a charge of $1,096,000 related to the resignation of the former Chairman of the Board of its wholly owned subsidiary, Five Star Products, Inc. (“Five Star”) on March 25, 2008.  The Company’s operating loss excluding the above item was $(395,000) and $(208,000) for the three months ended March 31, 2009 and 2008, respectively.

The increase in adjusted operating loss was primarily attributable to the decline in operating profits of Five Star, National Patent's wholly owned subsidiary, during 2009 due to the overall weakness in the economy and its marketplace.   The results were positively affected by tight cost controls at Five Star, and a significant reduction of overhead at the corporate level.

About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB - News), is the owner of Five Star. Five Star is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. The Company distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. The Company distributes a range of private label products sold under the "Five Star" name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.   In addition, National Patent owns certain non-core assets including real estate.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect the current view of the management of National Patent Development Corporation with respect to future events and financial performance and are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development Corporation, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed National Patents' periodic reports and registration statements filed with the Securities and Exchange Commission.

National Patent Development Corporation does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise, except as required by law.

Contact:
National Patent Development Corporation
John Belknap, 973-428-4600 (x167)

Tables Follow:

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Sales	$25,130	$31,469
Cost of sales	21,140	26,293
Gross margin	3,990	5,176

Selling, general and administrative expenses	(4,385)	(5,384)
Charge related to resignation of Chairman of Five Star		(1,096)

Operating loss	(395)	(1,304)

Interest expense	(330)	(302)
Investment and other income, net	13	94

Loss from continuing operations before income taxes	(712)	(1,512)

Income tax expense	(4)	(14)

Loss from continuing operations	(716)	(1,526)

Income from discontinued operations		136

Consolidated net loss	(716)	(1,390)

Less: Net loss attributable to noncontrolling interest		13

Net loss attributable to National Patent Development Corporation	$(716)	$(1,377)

Basic and diluted income / (loss) per share attributable to National Patent Development Corporation:
Continuing operations	$(0.04)	$(0.09)
Discontinued operations		0.01
Net loss	$(0.04)	$(0.08)

NATIONAL PATENT DEVELOPMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS DATA
(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,612	$13,089
Accounts and other receivables, less allowance for doubtful accounts of $383 and $420	15,278	9,814
Inventories (finished goods)	24,740	23,045
Deferred tax asset	121	132
Prepaid expenses and other current assets	1,315	1,334
Total current assets	54,066	47,414
Property, plant and equipment, net	826	912
Intangible assets, net	567	599
Deferred tax asset	1,541	1,537
Other assets	3,209	3,209
Total assets	$60,209	$53,671

Liabilities and stockholders’ equity
Current liabilities
Short term borrowings	$19,770	$18,375
Accounts payable and accrued expenses	13,861	8,236
Total current liabilities	33,631	26,611
Liability related to interest rate swap	1,104	1,111

Stockholders’ equity
Common stock	181	181
Additional paid-in capital	28,879	28,642
Deficit	(1,565)	(849)
Treasury stock, at cost	(1,358)	(1,358)
Accumulated other comprehensive loss	(663)	(667)
Total stockholders’ equity	25,474	25,949
Total liabilities and stockholders’ equity	$60,209	$53,671